UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2018

US ALLIANCE CORPORATION

(Exact name of registrant as specified in its charter)

KANSAS		26-4824142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4123 SW Gage Center Drive

Topeka, Kansas 66604

(Address of principal executive offices) (Zip Code)

(785) 228-0200

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§203.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.1b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(s) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) At a regular meeting of the Board of Directors (the “Board”) of US Alliance Corporation (the “Company”) held on June 4, 2018 (the “Board Meeting”), the Board approved the appointment of Jeffrey Brown as the Executive Vice President and Chief Operating Officer of US Alliance Life and Security Company “USALSC”), a wholly-owned subsidiary of the Company, and as the President and Chief Operating Officer of Dakota Capital Life Insurance Company, also a wholly-owned subsidiary of the Company. Mr. Brown has served as the Chief Operating Officer of USALSC since November, 2011.

In connection with Mr. Brown’s appointment, the Board approved an Employment Agreement (the “Employment Agreement”) with Mr. Brown, to be retroactively effective as of February 1, 2018, for a term of three years, which may be extended for additional one-year terms upon approval of the Board and Mr. Brown. Pursuant to the terms of the Employment Agreement, Mr. Brown is entitled to receive an annual base salary of $150,000, and is eligible for such additional bonuses as may be granted at the Board’s discretion based on Mr. Brown’s performance and certain corporate events. Mr. Brown is also entitled to participate in all incentive, retirement, profit-sharing, life, medical disability and other benefit plans offered by the Company to similarly situated executives, as well as all fringe benefit programs, including sick leave and personal leave. In addition, the Company will provide a cell phone allowance, pay certain professional dues, and reimburse Mr. Brown for certain business expenses.

Upon termination of the Employment Agreement other than by the Company for “Good Cause” or by Mr. Brown without “Good Reason”, including Mr. Brown’s death, disability or retirement (as those terms are more specifically defined in the Employment Agreement), Mr. Brown is entitled to receive a lump-sum amount equal to his highest full-year W-2 earnings from the previous three years, as well as continued benefits for a period of twelve months. The Employment Agreement also contains confidentiality and one-year non-competition and non-solicitation restrictive covenants.

The foregoing description is qualified in its entirety by reference to the form of Employment Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by this reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Bylaws. At the Board Meeting, the Board also unanimously approved an amendment to the Company’s bylaws (“Bylaws”) to change the time of the annual shareholder meeting and to correct a typographical error regarding the election of directors. A copy of the amendment to the Bylaws is attached as Exhibit 3.1 and incorporated herein by this reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

The 2017 Annual Meeting (the “Annual Meeting”) of the shareholders of the Company was held on June 4, 2018 at the principal office of the Company in Topeka, Kansas. Stockholders representing 3,153,727 shares of the Company’s common stock, or approximately 42.8% of the Company’s outstanding stock and representing a quorum as defined in the Company’s Bylaws, was present in person or by proxy.

At the Annual Meeting, the Company’s stockholders (1) re-elected the Company’s five nominees for director, each to serve for a one-year term, and (2) ratified the appointment of Kerber, Eck & Braeckel LLP as the Company’s independent registered public accounting firm. Proxies submitted by the Company’s stockholders further authorized Jack Brier and Kurtis Scott, as proxyholders, to vote upon any other matters coming before the Annual Meeting and any adjournment thereof, but no other matters were submitted to a vote.

The final voting results for each proposal submitted to a vote of the stockholders were as follows:

Proposal 1 – Election of Directors:

Name	Voted For	Voted to Withhold	Abstained
Jack Brier	3,134,991	18,736	-0-
James Concannon	3,134,991	18,736	-0-
Rochelle Chronister	3,134,991	18,736	-0-
William Graves	3,134,991	18,736	-0-
Kurtis Scott	3,134,991	18,736	-0-

Proposal 2 – Ratification of kerber, eck & braeckel llp:

Voted For	Voted Against	Abstained
3,132,749	985	19,993

Item 9.01. Exhibits

(d) Exhibits

Exhibit No.	Exhibit

3.1	Amendment No. 2 to the Company’s Bylaws

10.1	Employment Agreement dated June 4, 2018 between the Company and Jeffrey Brown

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US ALLIANCE CORPORATION

Date: June 6, 2017	By:	/s/ Jack H. Brier
Jack H. Brier
President and Chairman